Exhibit 99.1

CONTACT:	Robert Gross
Chairman and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Jessica Greenberger
Media: Samantha Cohen
FD
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD SECOND QUARTER

FISCAL 2011 FINANCIAL RESULTS

~ Second Quarter Sales Up 18.6%, Comparable Store Sales Increase 6.4% ~

~ Second Quarter Net Income Up 33.2%; EPS $.63 versus $.49 Last Year ~

~ Third Quarter Fiscal 2011 Estimated EPS Range of $.44 to $.50 versus $.38 Last Year ~

~ Increase Estimated Fiscal 2011 EPS Range to $2.00 to $2.06 ~

ROCHESTER, N.Y. – October 21, 2010 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced record financial results for its second quarter ended September 25, 2010.

Second Quarter Results

Sales for the second quarter of fiscal 2011 increased 18.6% to a record $162.1 million compared to $136.6 million for the second quarter of fiscal 2010. Sales growth was driven by recent acquisitions, as well as strong in-store sales execution. Comparable store sales increased 6.4% on top of a 7.4% increase last year. Comparable store sales increased approximately 10% for tires, 9% for shocks, 8% for maintenance services, 6% for exhaust and 4% for alignments, with brakes flat as compared to last year.

Gross margin decreased to 40.9% in the second quarter from 43.1% in the prior year quarter as a result of a continued shift in sales mix towards the lower-margin tire category due to the addition of 79 acquired tire stores in fiscal 2010 and 2011 and increased tire material costs. The impact of these factors was partially offset by improved labor productivity and leveraging of fixed occupancy costs. Total operating expenses were $43.7 million, or 26.9% of sales, compared with $41.3 million, or 30.2% of sales, for the same period of the prior year. The reduction in operating expenses as a percent of sales is largely due to leveraging of these costs against the significant increase in sales, combined with the impact of cost control on discretionary expenses.

Operating income for the quarter increased 29.5% to $22.7 million from $17.5 million in the second quarter of fiscal 2010. Interest expense was $1.2 million compared to $1.4 million in the second quarter of fiscal 2010.

Net income for the second quarter increased 33.2% to a record $13.3 million from $10.0 million in the prior year period. Diluted earnings per share for the quarter increased 28.6% to $.63, as compared to diluted earnings per share of $.49 in the second quarter of fiscal 2010, and exceeded the Company’s estimated range of $.60 to $.62. Net income for the second quarter reflects an effective tax rate of 38.2% compared with 38.1% for the prior year period.

The Company closed two locations during the quarter, ending the second quarter with 783 stores.

First Six Month Results

For the six-month period, net sales increased 21.0% to a record $320.3 million from $264.7 million in the same period of the prior year. Net income for the first six months of fiscal 2011 increased 36.7% to a record $26.5 million, or $1.26 per diluted share, compared with $19.4 million, or $.95 per diluted share in the comparable period of fiscal 2010.

Robert G. Gross, Chairman and Chief Executive Officer stated, “Our continued strong top and bottom-line performance during the first six months was driven by effective in-store sales execution, ongoing outperformance of our recent acquisitions, and our ability to leverage our cost structure on increased sales. Our strong value proposition and reputation as a trusted service provider continue to resonate well with customers, and helped us once again achieve strong same store traffic increases of 5%. Additionally, the positive trends we continue to experience across our major service categories reflect our ability to capitalize on favorable economic and consumer trends. Specifically, we achieved an approximate 6% increase in exhaust comparable store sales, marking the fifth straight quarter of increases in this category, while comparable store sales in our scheduled maintenance category increased nearly 8% on top of a 17% increase last year. Strong results in both of these categories reinforces to us that consumers are continuing to invest in maintaining older vehicles and that we are gaining market share from dealer displacement. Moreover, we believe that our sweet spot has expanded to include vehicles ranging from four to 12 years old versus what had previously been a range of six to ten years old.”

Company Outlook

Based on current visibility and business and economic trends, the Company continues to anticipate fiscal 2011 comparable store sales growth in the range of 4% to 6% and is increasing its estimated fiscal 2011 diluted earnings per share to a range of $2.00 to $2.06, from $1.94 to $2.01. The estimate is based on 21.2 million weighted average shares outstanding. The Company’s expected sales range for the year remains at $625 million to $640 million.

For the third quarter of fiscal 2011, the Company anticipates comparable store sales growth in the range of 4% to 6%. The Company expects diluted earnings per share for the third quarter to be between $.44 and $.50, compared to $.38 for the third quarter of fiscal 2010.

Mr. Gross concluded, “Our business has continued to perform well into the third quarter of fiscal 2011. To date in the quarter, we have achieved comparable store sales growth of approximately 2.5% as compared to an increase of 11.9% in October last year when early snowfall caused a significant sales shift to earlier in the quarter. Importantly, we are encouraged by continuing positive trends in both our business and our industry as we head into the back half of the fiscal year. Our recent acquisitions continue to outperform our expectations, and we expect to achieve ongoing operating margin expansion as we further integrate these acquisitions and leverage fixed occupancy and operating expenses. We are optimistic about expanding our market share further in fiscal 2011 through fairly-priced, opportunistic acquisitions in our existing markets. Overall, we are pleased with our performance thus far in fiscal 2011 and, as we pass through the midpoint of the year, we are on track to deliver our tenth consecutive fiscal year of comparable store sales increases.”

Acquisition Update

Monro announced today that it has signed a definitive asset purchase agreement to acquire Courthouse Tire in Fredericksburg, VA. The three locations generate annualized sales of approximately $5 million. It is management’s intention to retain store employees. The acquisition is scheduled to close at the end of October. Additionally, the Company hopes to complete one more transaction prior to December 31, 2010 with sales between $10 million and $15 million annually.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, October 21, 2010 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 888-427-9415 and using the required pass code 7441998. A replay will be available approximately one hour after the recording through Thursday, November 4, 2010 and can be accessed by dialing 877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through November 4, 2010.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire and Tire Warehouse. The Company currently operates 782 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois and Missouri. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal September
	2010	2009	% Change
Sales	$162,102	$136,634	18.6%
Cost of sales, including distribution and occupancy costs	95,736	77,781	23.1

Gross profit	66,366	58,853	12.8

Operating, selling, general and administrative expenses	43,138	41,148	4.8
Intangible amortization	296	198	49.5
Loss (gain) on disposal of assets	231	(20)	—

Total operating expenses	43,665	41,326	5.7

Operating income	22,701	17,527	29.5
Interest expense, net	1,208	1,442	(16.2)
Other income, net	(73)	(75)	(2.6)

Income before provision for income taxes	21,566	16,160	33.5
Provision for income taxes	8,242	6,158	33.9

Net income	$13,324	$10,002	33.2

Diluted earnings per share	$.63	$.49	28.6%

Weighted average number of diluted shares outstanding	21,144	20,546
Number of stores open (at end of quarter)	783	739

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Six Months Ended Fiscal September
	2010	2009	% Change
Sales	$320,341	$264,679	21.0%
Cost of sales, including distribution and occupancy costs	187,976	149,417	25.8

Gross profit	132,365	115,262	14.8

Operating, selling, general and administrative expenses	86,199	80,306	7.3
Intangible amortization	591	331	78.4
Loss on disposal of assets	250	119	109.7

Total operating expenses	87,040	80,756	7.8

Operating income	45,325	34,506	31.4
Interest expense, net	2,679	3,338	(19.8)
Other income, net	(140)	(117)	19.1

Income before provision for income taxes	42,786	31,285	36.8
Provision for income taxes	16,251	11,872	36.9

Net income	$26,535	$19,413	36.7

Diluted earnings per share	$1.26	$.95	32.6%

Weighted average number of diluted shares outstanding	20,994	20,487

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	September 25, 2010	March 27, 2010
Current assets
Cash	$4,346	$11,180
Inventories	95,526	85,817
Other current assets	30,061	27,095

Total current assets	129,933	124,092
Property, plant and equipment, net	199,495	202,746
Other noncurrent assets	121,609	117,305

Total assets	$451,037	$444,143

Liabilities and Shareholders’ Equity
Current liabilities	$100,314	$99,377
Long-term debt	72,529	96,427
Other long term liabilities	16,367	15,669

Total liabilities	189,210	211,473
Total shareholders’ equity	261,827	232,670

Total liabilities and shareholders’ equity	$451,037	$444,143